Item 77(C)

Matters Submitted to a Vote of Security Holders

At a special meeting of shareholders, held on July 23, 2014, shares were voted as follows on the proposal presented to shareholders:

1.	To approve a new Investment Advisory Agreement between Pine Grove Alternative Institutional Fund and Pine Grove Asset Management:

                                 For                 Against                         Abstain
    ------------         ---------------                   ---------------
                               39,285      173                   0

2.	To approve the election of Mattia Auriemma, the new independent trustee nominee, to the Pine Grove Alternative Institutional Fund’s Board of Trustees:

                                 For                 Against                         Abstain
    ------------         ---------------                   ---------------
                              36,755      173                2,530

3.	To transact any other business as may properly come before the meeting:

                                 For                 Against                         Abstain
    ------------         ---------------                   ---------------
                              39,014      444                  0

Prior to shareholder approval, the Board of Trustees is composed of the following members: Matthew Stadtmauer, Jonathan Morgan and Boris Onefater.